                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Celebrity, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                CELEBRITY, INC.
                              4520 OLD TROUP ROAD
                                  TYLER, TEXAS

                                                                 October 7, 1999

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting (the "Meeting") of shareholders of Celebrity, Inc. (the "Company") to be held at the offices of Star Wholesale Florist, Inc., 8223 N. Stemmons Freeway, Dallas, Texas, on Tuesday, November 9, 1999, at 8:30 a.m. local time. The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes (i) the election of directors of the Company, and (ii) the ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants. We have also enclosed a copy of the Company's Annual Report for the fiscal year ended June 30, 1999.

         The Company's Board of Directors believes that favorable votes for each person nominated to serve as a director of the Company, and for ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants are in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each nominee and "FOR" the ratification. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy.

         Directors and officers of the Company will attend the meeting and will respond to questions that are appropriate for discussion at the Meeting. I hope you will be able to attend.

Sincerely,

/s/ Robert H. Patterson, Jr.
Robert H. Patterson, Jr.
Chairman of the Board, President
     and Chief Executive Officer

                                 CELEBRITY, INC.
                               4520 OLD TROUP ROAD
                                  TYLER, TEXAS

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held November 9, 1999

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Celebrity, Inc., a Texas corporation (the "Company" or "Celebrity"), will be held at the offices of Star Wholesale Florist, Inc., 8223
N. Stemmons Freeway, Dallas, Texas, on Tuesday, November 9, 1999, at 8:30 a.m., local time, and such other times and places to which the Meeting may be adjourned. A Proxy and a Proxy Statement for the Meeting are enclosed.

    The Meeting is for the following purposes:

    (1) To elect five members of the Board of Directors for the term of office stated in the Proxy Statement.

    (2) To consider and ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants.

    (3) To transact any other business that may properly come before the Meeting and any adjournments thereof.

    The close of business on September 21, 1999, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open to the examination of any shareholder during ordinary business hours at the offices of the Company at 4520 Old Troup Road, Tyler, Texas.

    Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

    SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

/s/ Robert H. Patterson, Jr.
Robert H. Patterson, Jr.
Chairman of the Board, President
     and Chief Executive Officer

Tyler, Texas
October 7, 1999

                                 CELEBRITY, INC.
                               4520 OLD TROUP ROAD
                                  TYLER, TEXAS

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD NOVEMBER 9, 1999

    This Proxy Statement is being first mailed on October 7, 1999, to shareholders of Celebrity, Inc., a Texas corporation (the "Company" or "Celebrity"), by the Board of Directors to solicit proxies (the "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held at the offices of Star Wholesale Florist, Inc., 8223 N. Stemmons Freeway, Dallas, Texas, on Tuesday, November 9, 1999, at 8:30 a.m., local time, and at such other times and places to which the Meeting may be adjourned.

    The purpose of the Meeting is to consider and act upon the following:

          (i)   the election of five directors for the terms stated below;

          (ii) the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants; and

          (iii) such other matters as may properly come before the Meeting and any adjournments thereof.

    All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted as follows:

          (i) FOR the election of the five persons named under "Election of Directors" as nominees for election as directors of the Company for the terms stated below;

          (ii) FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants; and

          (iii) at the discretion of the proxyholders (the "Proxyholders") with regard to any other matter that may properly come before the Meeting and any adjournments thereof.

    Any shareholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy, or by voting in person at the Meeting. Unless revoked, all shares represented by properly executed Proxies will be voted as specified therein.

                        RECORD DATE AND VOTING SECURITIES

    The record date for determining the shareholders of the Company entitled to notice of and to vote at the Meeting and any adjournments thereof was the close of business on September 21, 1999 (the "Record Date"), at which time the Company had issued and outstanding approximately 1,544,166 shares of its Common Stock, par value $.01 per share ("Common Stock"). Each share of Common Stock is entitled to one vote. The shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Meeting. All references in this Proxy Statement to shares of Common Stock have been adjusted to reflect the four-to-one reverse stock split of the Common Stock effected February 26, 1999.

                                QUORUM AND VOTING

    The presence at the Meeting, in person or by proxy, of the holders of one-third of the Common Stock issued and outstanding and entitled to vote thereat is necessary to constitute a quorum to transact business. In deciding all questions and other matters, a holder of Common Stock on the Record Date will be entitled to cast one vote for each share of Common Stock then registered in such holder's name.

    Election of the director nominees named in Proposal No. 1, or any of them, requires the affirmative vote of the holders of a plurality of the shares of Common Stock voted at the Meeting. A Proxy cannot be voted for more than five director nominees. Votes may be cast in favor of or withheld with respect to any of the director nominees. Votes that are withheld will be counted for quorum purposes, but will be excluded entirely from the tabulation of votes in respect of the proposal and, therefore, will not otherwise affect the outcome of the vote on the proposal.

    Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon that are actually voted. Abstentions on the proposal may be specified and will be counted for quorum purposes, but will be excluded entirely from the tabulation of votes in respect of the proposal and, therefore, will not otherwise affect the outcome of the vote on the proposal.

    Shares referred to as "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter requiring discretionary authority to vote, broker non-votes will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters). Because the Company believes that brokers or nominees will have discretionary authority to vote on each of Proposal No. 1 and Proposal No. 2, the Company believes that there will be no broker non-votes on such proposals.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

    There are five directors to be elected for terms expiring at the Company's Annual Meeting of Shareholders in 2000 or until their successors have been elected and qualified. It is intended that the names of the persons indicated in the following table will be placed in nomination and that the Proxyholders will vote for their election. Each of the nominees has indicated willingness to serve as a member of the Board of Directors if elected; however, if any nominee becomes unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxyholders will have discretionary authority to vote the Proxy for any nominee who is substituted for the nominee who becomes unavailable.

    The nominees are as follows:


                 NAME              AGE                     POSITION
     --------------------------    ---       ------------------------------------------
     Robert H. Patterson, Jr...     48       Chairman of the Board, President and Chief
                                                Executive Officer
     Richard Yuen..............     55       Managing Director of Celebrity Exports
                                                International Limited and Director
     B. D. Hunter(1)(2)........     69       Director
     C. A. Langner(1)(2).......     74       Director
     Valerie Anne Mars(1)(2)...     40       Director

--------------------
(1)    Member of the Compensation Committee
(2)    Member of the Audit Committee

       Robert H. Patterson, Jr. has served as Chairman of the Board of Directors of Celebrity since 1989, as Chief Executive Officer since July 1995, as President from 1978 to July 1995 and since September 1997, and as a director since 1974.

       Richard Yuen has managed Celebrity Exports International Limited, the Company's Hong Kong subsidiary ("Celebrity Hong Kong"), since 1984 and has been a director of Celebrity since 1992.

       B. D. Hunter has served as a director of Celebrity since 1993. Mr. Hunter is the founder and Chairman of Huntco Inc., an intermediate steel processor. Mr. Hunter also serves on the boards of directors of Service Corporation International, Cash America International, Inc. and Mercantile Bank of St. Louis N.A.

       C. A. Langner has served as a director of Celebrity since 1992. Mr. Langner was Administrative Manager of the Producing Department of Exxon Corporation from 1983 to 1986. Mr. Langner has been engaged in the management of his personal investments since 1986.

       Valerie Anne Mars has served as a director of Celebrity since 1995. Ms. Mars has been the General Manager of Master Foods, Czech Republic and Republic of Slovakia, a unit of Mars, Inc., in Prague, Czech Republic, since August 1996. From 1994 to August 1996, Ms. Mars was a project consultant with M&M/Mars. From 1990 to 1994, Ms. Mars was engaged in the management of her personal investments.

       THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH NOMINEE FOR THE BOARD OF DIRECTORS.

                        BOARD OF DIRECTORS AND COMMITTEES

       The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings and acts by unanimous written consent when important matters require Board action between scheduled meetings. The Board of Directors met four times and acted four times by unanimous written consent during fiscal 1999. During fiscal 1999, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he or she was a director.

       The Board of Directors established audit and compensation committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held and actions taken by written consent during fiscal 1999 are described below.

       Audit Committee. The Audit Committee recommends to the Board of Directors the appointment of the firm selected to be independent public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent public accountants or the Board of Directors; and evaluates annual public financial reporting documents of the Company. Messrs. Langner (Chairman) and Hunter and Ms. Mars are the members of the Audit Committee. The Audit Committee met three times during fiscal 1999.

       Compensation Committee. The Compensation Committee approves all major decisions with regard to executive compensation, establishes and monitors the compensation policies of the Company and administers the Amended and Restated Stock Option Plan (the "Option Plan"). The Compensation Committee has the power to determine from time to time the individuals to whom options will be granted under the Option Plan. Messrs. Hunter (Chairman) and Langner and Ms. Mars are the members of the Compensation Committee. The Compensation Committee met three times and acted once by unanimous written consent during fiscal 1999.

       The Company does not have a nominating committee. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole.

                 PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

       The following table sets forth information regarding the beneficial ownership of Common Stock as of the Record Date by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the Company's Named Officers (as defined under "Management Compensation -- Summary Compensation Table") and (iv) all directors and executive officers of the Company as a group.



                                                 AMOUNT AND
                                                  NATURE OF
            NAME OF BENEFICIAL                   BENEFICIAL         PERCENT
             OWNER OR GROUP(1)                  OWNERSHIP(2)       OF CLASS
             -----------------                  ------------       --------
Robert H. Patterson, Jr....................        894,500             55%
Richard Yuen...............................         31,788              2%
B. D. Hunter...............................          5,500              *
C. A. Langner..............................          5,500              *
Valerie Anne Mars..........................          2,625              *
David J. Huffman...........................         24,050              2%
Clifford C. Condict........................         19,797              1%
Roger D. Craft.............................          4,750              *
Lynn Skillen...............................         33,800              2%
Directors and executive officers as a group
  (11 persons)(3)..........................      1,125,210             61%


-------------
       * Less than 1%

(1) "Beneficial owner" means generally any person who, directly or indirectly, has or shares voting power or investment power with respect to a security. All information with respect to the beneficial ownership of any shareholder has been furnished by such shareholder and the Company believes that, except as otherwise indicated, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder.

(2) Includes shares of Common Stock issuable upon exercise of options that are exercisable on the Record Date or within 60 days thereafter by Patterson, Yuen, Hunter, Langner, Mars, Huffman, Condict, Craft, Skillen and all directors and executive officers as a group, with such shares numbering 85,750; 11,750; 3,000; 3,250; 2,000; 13,750; 7,750; 4,750;
       6,250 and 140,150, respectively.

(3) Includes 2,400 and 1,500 shares of Common Stock held by Laura Lockhart and Lisa Hill, respectively, of which 1,900 are issuable upon exercise of options that are exercisable on the Record Date or within 60 days thereafter by Ms. Lockhart.

                             MANAGEMENT COMPENSATION

                           SUMMARY COMPENSATION TABLE

       The following table contains information concerning the compensation earned by, awarded to or paid to (i) the Chief Executive Officer of the Company during fiscal 1999 and (ii) each of the most highly compensated executive officers of the Company at the end of fiscal 1999 other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000, based on salary and bonus earned during fiscal 1999 (collectively, the "Named Officers"), in each case for services rendered to the Company during fiscal 1997 through 1999.

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                     ANNUAL COMPENSATION       AWARDS
                                                     --------------------   ------------
                                                                             SECURITIES
                                                                             UNDERLYING
                                                                              OPTIONS/         ALL OTHER
            NAME AND                        FISCAL   SALARY         BONUS       SARS         COMPENSATION
       PRINCIPAL POSITION                    YEAR      ($)           ($)       (#)(1)             ($)
-----------------------------------------   ------   -------       -------  ------------     ------------
Robert H. Patterson, Jr..................    1999    297,000             0          0        11,825(2)(3)
  Chairman of the Board, President and       1998    296,700             0      6,250         9,168(2)(3)
  Chief Executive Officer                    1997    290,000             0     13,750         6,155(2)(3)
Richard Yuen ............................    1999    284,600             0          0             0
  Director and Managing Director of          1998    284,600             0      6,250             0
  Celebrity Exports International            1997    284,200             0      2,500             0
  Limited
David J. Huffman ........................    1999    160,000             0          0         1,154(2)
  Executive Vice President -- Sales and      1998    159,600             0     12,500         3,990(2)
  Marketing                                  1997    150,000             0     10,000         2,281(2)
Clifford C. Condict .....................    1999     97,500             0          0           490(2)
  Vice President -- Merchandising            1998     97,500             0      5,000         2,805(2)
                                             1997     90,000        15,000      3,750         1,358(2)
Roger D. Craft ..........................    1999     97,500             0          0           841(2)
  Vice President-- Manufacturing             1998     97,500             0      2,500         2,805(2)
                                             1997     90,000        15,000      3,750         1,370(2)
Lynn Skillen ............................    1999    155,000             0          0        26,252(2)(5)
  Vice President -- Finance and Chief        1998     44,700(4)          0     31,250             0
  Financial Officer

----------------

(1)   Options to acquire shares of Common Stock under the Option Plan.

(2)   In fiscal 1997 the Company paid $4,020; $2,281; $1,358 and $1,370 for
      Messrs. Patterson, Huffman, Condict and Craft, respectively; in fiscal 1998 the Company paid $4,800; $3,990; $2,805 and $2,805 for Messrs.
      Patterson, Huffman, Condict and Craft, respectively; and in fiscal 1999 the Company paid $4,331; $1,154; $490; $841 and $1,252 for Messrs.
      Patterson, Huffman, Condict, Craft and Skillen, respectively in each case as matching contributions pursuant to the Company's tax-qualified profit-sharing plan with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986 (the "Code").

(3) In fiscal 1997, 1998 and 1999 the Company also paid $2,135; $4,368 and $7,494, respectively, for an insurance and medical reimbursement plan for Mr. Patterson.

(4) Mr. Skillen joined the Company in March 1998, and his annualized salary in fiscal 1998 was $155,000.

(5) In fiscal 1999, the Company made a relocation payment to Mr. Skillen of $25,000.

                       OPTION EXERCISES DURING FISCAL 1999
                        AND FISCAL YEAR END OPTION VALUES


       The following table provides information related to options exercised by the Named Officers during fiscal 1999 and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.


                                                                       NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                                                          OPTIONS/SARS AT                     OPTIONS/SARS
                                                                         FISCAL YEAR END(1)              AT FISCAL YEAR END($)(2)
                                                                  ------------------------------      ------------------------------
                             NUMBER OF
                              SHARES
                             ACQUIRED           VALUE
        NAME                ON EXERCISE     REALIZED($)(1)        EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
--------------------------  -----------     --------------        -----------      -------------      -----------      -------------
Robert H. Patterson, Jr...       0                0                     9,750             14,000           0                 0
Richard Yuen..............       0                0                    10,750              8,000           0                 0
David J. Huffman..........       0                0                    13,000             16,500           0                 0
Clifford C. Condict.......       0                0                     7,250              6,500           0                 0
Roger D. Craft............       0                0                     4,250              4,500           0                 0
Lynn Skillen..............       0                0                     6,250             25,000           0                 0

---------------

(1) Value is calculated based on the difference between the option exercise price and the closing price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

(2) At fiscal year end, none of the Named Officers held in-the-money options.

                            COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company are entitled to receive an annual fee of $10,000, plus $500 for each meeting of the Board of Directors they attend. The members of the Audit and Compensation Committees do not receive separate compensation for their attendance at committee meetings. In addition, pursuant to the terms of the Option Plan, nonemployee directors automatically receive grants of nonqualified stock options to purchase 1,250 shares of Common Stock upon their initial election to the Board of Directors and automatically receive grants of nonqualified stock options to purchase 500 shares of Common Stock in each year they are reelected to the Board of Directors. The options are fully exercisable upon the date of grant at a price equal to the closing sale price of the Common Stock reported by the NASDAQ SmallCap Market on the date of grant. Each of Messrs. Langner and Hunter and Ms. Mars received options to purchase 500 shares of Common Stock upon reelection to the Board of Directors in November 1999. Such options are exercisable at a price of $2.50 per share.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

         The base salary for top executive officers and annual incentive compensation for all executive officers for fiscal 1999 were approved by the Compensation Committee, consisting of B. D. Hunter, C. A. Langner and Valerie Anne Mars, all of whom are nonemployee directors. The Compensation Committee received from the Chief Executive Officer recommendations regarding base salaries and incentive compensation for the top executive officers. The Chief Executive Officer set the compensation for lower level executive officers.

         The objectives of the Company's executive compensation program are to:

                  Support the achievement of desired Company performance.

                  Provide competitive compensation that will attract and retain superior talent and reward performance.

                  Align the executive officers' interests with those of the shareholders by placing a portion of their pay at risk because it is dependent upon corporate performance.

         To achieve the above objectives, the Company's executive compensation policies integrate annual base compensation with bonuses based on overall corporate performance and individual initiatives and performance. The measurement of corporate performance and the award of bonuses are based primarily upon the achievement of Company performance goals that are reviewed and approved annually by the Compensation Committee. Accordingly, in years in which these performance goals are achieved or exceeded, executive compensation will tend to be higher than in years in which the Company's performance is below expectations. Annual cash compensation, together with the payment of long-term equity-based incentive compensation through stock options, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.

         The executive compensation program is designed to provide an overall level of compensation that is competitive with that offered by companies of comparable size and complexity. The actual compensation levels of the Company's executive officers may be greater or less than average compensation levels in other companies based upon annual and long-term overall Company performance as well as individual performance. The Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal and individual circumstances.

EXECUTIVE OFFICER COMPENSATION PROGRAM

         The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options and various other benefits.

         Base Salary. In fiscal 1999 base salary levels for the Company's executive officers, including the Chief Executive Officer, were competitively set relative to comparable companies. In determining salaries, the Compensation Committee took into account individual experience and performance and specific issues particular to the Company.

         Annual Incentive Compensation. The Company maintains incentive compensation plans for its executive officers. These incentive compensation plans are based on performance goals that are established each fiscal year and are based on the Company's sales and profitability. Cash bonuses, payable after the close of the fiscal year, are based on the extent to which these goals have been met. The amounts of these incentive bonuses, if any, are reflected in the summary compensation table above.

         The Company's 1999 Employee Bonus Plan (the "Bonus Plan") established potential bonuses for executive officers of the Company. The potential bonuses were based on the consolidated per share earnings of the Company for fiscal 1999 after accruals for income taxes, bonus plans and Company contributions to the Company's 401(k) Plan, excluding extraordinary items ("Earnings Per Share"). If the Company had earned $.65 per share, the minimum level of Earnings Per Share necessary for employees to earn a bonus pursuant to the Bonus Plan, potential bonuses would have ranged from $9,000 to $44,550 depending upon the individual receiving the bonus. At higher levels of Earnings Per Share, the potential range of bonuses would have increased. Because the minimum Earnings Per Share of $.65 was not achieved for fiscal 1999, no bonuses were earned under the Bonus Plan for fiscal 1999.

         Option Plan. The Option Plan has been the Company's long-term incentive plan for executive officers since 1992. The objectives of the Option Plan are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return, and to enable executives to develop and maintain a significant long-term ownership position in the Common Stock.

         401(k) Plan. The Company maintains a tax-qualified profit sharing plan with a cash or deferred arrangement (the "401(k) Plan") under section 401(k) of the Code. All of the Company's employees, except those who are neither citizens nor residents of the U.S., are eligible to participate in the 401(k) Plan beginning on July 1 or January 1 following their completion of one full year of service with the Company. Plan participants may defer up to 15% of their compensation, subject to limits imposed by the Code, including a Code provision that limits deferrals to an indexed amount, which was $10,000 in 1998 and 1999. The 401(k) Plan provides that the Company, in its discretion, may make matching contributions with respect to elective deferral contributions by plan participants, and the plan currently provides for a matching contribution of $1.00 per $1.00 of employee contributions, up to three percent of each employee's compensation. The Company's matching contribution may be made, in the Company's discretion, in Common Stock or in cash. A participant's interest in Company matching contribution amounts is full, vested and nonforfeitable following the completion of six years of service by the participant. The Company's aggregate matching contribution to the 401(k) Plan for fiscal 1999 was approximately $113,000. Each participant has the right to direct the investment of his or her own account balance in the 401(k) Plan.

         Benefits. The Company provided for its Chief Executive Officer certain insurance benefits and a medical reimbursement plan. See "Management Compensation -- Summary Compensation Table -- Note (3)."

         The Company has no policy for maintaining executive compensation within the $1,000,000 deduction limitation of Section 162(m) of the Code because it is very unlikely that limitation will be a factor for executives of the Company.

         This report of the Compensation Committee on executive compensation is submitted by the current members of the Committee as noted below:

B. D. Hunter
C. A. Langner
Valerie Anne Mars

                       COMPARATIVE STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on Common Stock with the stocks comprising a peer group index consisting of Helen of Troy Corporation, Craftmade International, Inc., Catalina Lighting, Inc., Handleman Company and Fossil, Inc. (collectively, the "Peer Group") and the cumulative total return on the stocks comprising the Russell 2000 Index over the periods indicated.


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG CELEBRITY, INC., THE PEER GROUP AND THE RUSSELL 2000 INDEX(1)(2)

                                                       CUMULATIVE TOTAL RETURN
                           ----------------------------------------------------------------------------------
                             6/94          6/95          6/96           6/97           6/98            6/99
                           --------      --------      --------       --------       --------        --------
Celebrity, Inc.               100           196           129             89             34              18
Peer Group                    100           104            98            133            177             222
Russell 2000                  100           120           149            173            206             206


------------------
(1) Based upon $100 invested on June 30, 1994 in the Common Stock, the Peer Group or in the Russell 2000 Index, including in each case reinvestment of dividends.

(2)      Fiscal year ending June 30.

                              CERTAIN TRANSACTIONS

         The Company leased distribution center space at 4501 Old Troup Road, Tyler, Texas, from Robert H. Patterson, Jr., President and Chief Executive Officer of the Company, and the Residuary Trust Created Under the Last Will and Testament of Robert H. Patterson, Sr., Deceased (the "Patterson Trust"). Mr. Patterson and the Patterson Trust each own 50% of the property. The Company paid a total of $96,000 in fiscal 1999 to lease the property. The lease was terminated in April 1999, and the Company believes the terms of the lease were no less favorable to the Company than the Company could have obtained from an unaffiliated third party.

         The Celebrity, Inc. 1993 Employee Stock Purchase Plan (the "Purchase Plan") periodically offered the Company's employees the right to purchase shares of Common Stock at the market value of the Common Stock as of the date of the offer. Payments for Common Stock purchased pursuant to the Purchase Plan were generally made with a promissory note and classified as subscriptions receivable on the Company's balance sheet. Under the Purchase Plan, Robert H. Patterson, Jr., David J. Huffman and Clifford C. Condict each borrowed $109,800 from the Company to purchase Common Stock. Richard Yuen and Wise Source Development Ltd., an entity controlled by Mr. Yuen ("WSD"), collectively borrowed a total of $132,306 from the Company for such purpose. All of such purchases were pursuant to promissory notes bearing interest at the rate of 5.35% per annum. In November 1998 the subscriptions receivable for Mr. Patterson, Mr. Huffman, Mr. Condict, Mr. Yuen and WSD were $90,804; $97,984; $103,354; $77,406 and $54,900, respectively. In November 1998, the Board of Directors approved the cancellation of all subscriptions receivable and the related Common Stock purchased pursuant to the Purchase Plan for all employees, including Mr. Patterson, Mr. Huffman, Mr. Condict, Mr. Yuen and WSD.

         In September 1997, Celebrity borrowed $500,000 from RHP Management, LLC ("RHP"), an entity controlled by Robert H. Patterson, Jr. The principal amount outstanding accrued interest at a fluctuating rate per annum equal to the prime rate of a reference bank plus 1.5% per annum. The proceeds from this loan were used to pay certain intercompany accounts payable to Celebrity Hong Kong. The loan was repaid in April 1999.

         In July 1998, the Company borrowed an additional $500,000 from RHP, which principal amount outstanding accrued interest at 10% per annum. The proceeds of this loan were for seasonal working capital needs. The loan was repaid in April 1999.

         In April 1999, the Company sold to Crest Properties, Ltd., a Texas limited partnership ("Crest") that is controlled by Robert H. Patterson, Jr., certain real property owned by the Company located in North Carolina and Texas (the "Sales Transaction"). The aggregate price of $7,500,000 for the sale of the property was determined by reference to a previous agreement between the Company and an independent third party in respect of a proposed transaction that was not completed. In connection with the Sales Transaction, Crest (i) assumed Company obligations of approximately $4.5 million that were secured by the real property and due to Merrill Lynch Business Financial Services, Inc. ("MLBFS"), (ii) issued a promissory note of approximately $1.0 million to the Company, and (iii) paid approximately $2.0 million, the remainder of the purchase price, at closing. The promissory note was subsequently purchased from the Company by a partnership controlled by Robert H. Patterson, Jr. and a relative. After fees and expenses and the sale of the promissory note, the Company received net proceeds from the Sales Transaction of approximately $2.8 million.

         The Company, certain of the Company's subsidiaries, RHP Management, LLC, a Texas limited liability company and the general partner of Crest ("RHP Management"), Robert H. Patterson, Jr. individually, RHP Real Estate, Ltd., a Texas limited partnership and a limited partner of Crest ("RHPREL"), and the Patterson Trust, the other limited partner of Crest, have each guaranteed Crest's loan from MLBFS. Robert H. Patterson, Jr. controls RHP Management and RHPREL, and is a beneficiary of the Patterson Trust. In connection with the Sales Transaction and the subsequent leasebacks described below, and in consideration for Mr. Patterson's personal guarantee of Crest's loan from MLBFS, the Company issued to RHP Management a warrant to purchase 75,000 shares of Common Stock, at an exercise price of $3.00 per share (the "Warrant"). The Warrant expires April 14, 2004. The Company also paid Crest a closing fee of $150,000 in connection with the consummation of the Sales Transaction and the subsequent leasebacks described below.

         The property located in Texas was leased back to the Company. The property located in North Carolina was leased to The Cluett Corporation, a wholly-owned subsidiary of the Company. The initial term of the leases is 25 years. The initial monthly rent under the leases is $46,646 for the property located in Texas and $28,354 for the property located in North Carolina. The terms and conditions of the sale-leaseback and the Warrant were reviewed by an independent real estate appraisal and consulting firm, which provided a fairness opinion with respect to such terms and conditions to the Board of Directors of the Company, wherein such firm concluded that the terms and conditions of the sale-leaseback are fair, from a financial point of view, to the Company. After reviewing such opinion and comparing the terms and conditions of the proposed independent third-party transaction that was not completed with the terms and conditions of the sale-leaseback with Crest, the terms and conditions of the sale-leaseback with Crest were unanimously approved by the independent members of the Board of Directors of the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, the Company believes that during fiscal 1999 all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, officers and greater than 10% beneficial owners have been satisfied.

                                 PROPOSAL NO. 2

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Upon the recommendation of the Audit Committee and subject to ratification by the shareholders of the Company at the Meeting, the Board of Directors of the Company has selected PricewaterhouseCoopers LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2000. PricewaterhouseCoopers LLP has served the Company in this capacity since 1991. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

                              SHAREHOLDER PROPOSALS

         Shareholders of the Company may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2000 Annual Meeting of Shareholders, such proposals must be received by the Company not later than June 9, 2000. Such proposals should be directed to Celebrity, Inc., P. O. Box 6666, Tyler, Texas 75711, Attention: Secretary.

                                 OTHER BUSINESS

         The Board of Directors knows of no matter other than those described in this Proxy Statement that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting and any adjournments thereof, it is the intention of the Proxyholders to vote in accordance with their best judgment in the best interests of the Company.

                                  MISCELLANEOUS

         All costs incurred in the solicitation of Proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit Proxies by telephone, email or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

         Accompanying this Proxy Statement is a copy of the Company's Annual Report for the fiscal year ended June 30, 1999.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON THE WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO CELEBRITY, INC., ATTN: ROBERT H. PATTERSON, JR., CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, P.O. BOX 6666, TYLER, TEXAS 75711.

By Order of the Board of Directors

/s/ Lynn Skillen
Lynn Skillen
Secretary

Tyler, Texas
October 7, 1999

--------------------------------------------------------------------------------

PROXY                                                                      PROXY

                                CELEBRITY, INC.

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints Robert H. Patterson, Jr. and Lynn Skillen, or either of them, with full power of substitution, as Proxies to vote, as designated below, all shares of Common Stock of Celebrity, Inc., a Texas corporation (the "Company"), owned by the undersigned on September 21, 1999, at the annual meeting of shareholders to be held at 8223 N. Stemmons Freeway, Dallas, Texas, on November 9, 1999, at 8:30 a.m., local time, and at any adjournments thereof, upon such business as may properly come before the meeting.

          The Board of Directors recommends a vote FOR the election of
                         Directors and FOR proposal 2.

      YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN AND DATE THIS PROXY ON THE
       REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                                CELEBRITY, INC.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]


1. ELECTION OF DIRECTORS:
   Robert H. Patterson, Jr., B.D. Hunter, C.A. Langner, Valerie
   Anne Mars and Richard Yuen.

      For             Withhold               For All
      All               All                  Except

      [  ]             [  ]                   [  ]

2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company's Independent public accountants for the fiscal year ending June 30, 2000.

      For             Against                Abstain

      [  ]             [  ]                   [  ]

3. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

   The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

--------------------------------------------------------------------------------
* (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED ABOVE.)


Dated:                                , 1999
      --------------------------------

--------------------------------------------------------------------------------
Signature


--------------------------------------------------------------------------------
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IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS TO THE LEFT. WHEN SIGNING ON
BEHALF OF A CORPORATION, PARTNERSHIP, ESTATE, TRUST OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE. IF EXECUTED BY A CORPORATION, THE PROXY SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER. IF EXECUTED BY A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON. FOR JOINT ACCOUNTS,
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              THIS PROXY MAY BE REVOKED PRIOR TO THE EXECUTION OF
                       THE POWERS CONCERNED BY THE PROXY.

--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o


             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                    USING THE ENCLOSED POSTMARKED ENVELOPE.